Exhibit 3.15

CERTIFICATE OF FORMATION

OF

OPRYLAND HOTEL-TEXAS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “Company”), under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certifies that:

FIRST: The name of the limited liability company is Opryland Hotel-Texas, LLC.

SECOND: The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

Executed on this 19th day of October, 1999.

/s/ Kim A. Brown
Kim A. Brown, Organizer

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF FORMATION

OF

OPRYLAND HOTEL-TEXAS, LLC

Pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act, the undersigned limited liability company adopts the following Certificate of Amendment to its Certificate of Formation:

1. The name of the limited liability company is Opryland Hotel-Texas, LLC.

2. The Certificate of Formation of the limited liability company is hereby amended by deleting the first section in its entirety and replacing it with the following:

“The name of the limited liability company is RHP Property GT, LLC.”

3. This amendment shall become effective on October 1, 2012.

Dated as of September 21, 2012.

OPRYLAND HOTEL-TEXAS, LLC

By:	/s/ Carter R. Todd
Name:	Carter R. Todd
Title:	Vice President and Secretary